The Tax-Exempt Bond Fund of America
July 31, 2017
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$293,044
Class B	$28
Class C	$11,413
Class T*	$-
Class F-1	$14,529
Class F-2	$93,190
Class F-3	$6,591
Total	$418,795
Class R-6	$13,433
Total	$13,433
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.4006
Class B	$0.2435
Class C	$0.2981
Class T	$0.1356
Class F-1	$0.3845
Class F-2	$0.4161
Class F-3	$0.2187
Class R-6	$0.4322
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	746,452
Class B	-
Class C	36,500
Class T	1
Class F-1	35,516
Class F-2	147,045
Class F-3	119,723
Total	1,085,237
Class R-6	29,285
Total	29,285
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$12.98
Class B	-
Class C	$12.98
Class T	$12.98
Class F-1	$12.98
Class F-2	$12.98
Class F-3	$12.98
Class R-6	$12.98
*Amounts less than one thousand